Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 28, 2022 with respect to the consolidated financial statements of Mind Medicine (MindMed) Inc. (the “Company”) as at December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, incorporated by reference into this Registration Statement on Form S-3 and related Prospectus of the Company for the registration of shares of its Subordinate Voting Shares and warrants.

/s/ Ernst & Young LLP
Toronto, Canada,	Chartered Professional Accountants
May 3, 2022	Licensed Public Accountants